EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I

(Form Type)

CPG Carlyle Commitments Master Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$57,800,000	(a)	0.00927%	$5,358.06	(b)
Fees Previously Paid	-		-	-
Total Transaction Valuation	$57,800,000	(a)
Total Fees Due for Filing				$5,358.06
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$5,358.06	(b)

(a)	Calculated as the aggregate maximum purchase price for limited liability company interests.

(b)	Calculated at 0.00927% of the Transaction Valuation.